Exhibit 99.1

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EDITED TRANSCRIPT

CHS - Q2 2013 Chico’s FAS, Inc. Sales and Earnings Conference Call

EVENT DATE/TIME: AUGUST 28, 2013 / 12:30PM GMT

OVERVIEW:

CHS reported 2Q13 net sales of $650m and EPS of $0.27.

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AUGUST 28, 2013 / 12:30PM GMT, CHS - Q2 2013 Chico’s FAS, Inc. Sales and Earnings Conference Call

CORPORATE PARTICIPANTS

Todd Vogensen Chico’s FAS, Inc. - VP, IR

Dave Dyer Chico’s FAS, Inc. - President & CEO

Pam Knous Chico’s FAS, Inc. - EVP & CFO

CONFERENCE CALL PARTICIPANTS

Neely Tamminga Piper Jaffray - Analyst

Liz Dunn Macquarie Research - Analyst

Pamela Quintiliano SunTrust Robinson Humphrey - Analyst

Susan Anderson FBR Capital Markets - Analyst

Adrienne Tennant Janney Montgomery Scott - Analyst

Liz Pierce Ascendant Capital Markets - Analyst

Anna Andreeva Oppenheimer & Co. - Analyst

Ed Yruma KeyBanc Capital Markets - Analyst

Dana Telsey Telsey Advisory Group - Analyst

Betty Chen Wedbush Securities - Analyst

Kimberly Greenberger Morgan Stanley - Analyst

Marni Shapiro The Retail Tracker - Analyst

Richard Jaffe Stifel Nicholas - Analyst

Brian Tunick JPMorgan Chase - Analyst

PRESENTATION

Operator

Good morning and welcome to the Chico’s FAS, Inc. second-quarter 2013 financial results conference call. All participants will be in listen-only mode. (Operator Instructions). After today’s presentation, there will be an opportunity to ask questions. (Operator Instructions). I would now like to turn the conference over to Mr. Todd Vogensen, Vice President, Investor Relations. Please go ahead, sir.

Todd Vogensen - Chico’s FAS, Inc. - VP, IR

Thanks, Denise and good morning, everyone. Welcome to the Chico’s FAS second-quarter earnings conference call and webcast. Joining me today at our National Store Support Center in Fort Myers are Dave Dyer, CEO and Pam Knous, CFO.

Before Dave begins his executive overview, we’d like to remind you that our discussions this morning include forward-looking statements and quarter-to-date data points, which are subject to and protected by the Safe Harbor statement found in our SEC filings and in today’s earnings release. These forward-looking statements are subject to a number of factors and uncertainties that could cause actual results to differ materially. The Company does not undertake to publicly update or revise these forward-looking statements even if experience or future changes make it clear that projected results, expressed or implied by such statements, will not be realized and with that, I will turn it over to Dave.

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AUGUST 28, 2013 / 12:30PM GMT, CHS - Q2 2013 Chico’s FAS, Inc. Sales and Earnings Conference Call

Dave Dyer - Chico’s FAS, Inc. - President & CEO

Great. Thanks, Todd and good morning, everyone. Well, I’ve always said that fashion is not for the faint of heart and luckily, I have a strong heart. And even the best of companies can sometimes experience disappointing results. Well, clearly our second-quarter performance fell short of our goals. Without any embellishment or spin, here is what happened. Traffic was our issue in the first quarter due to unseasonably cool weather. Traffic was also our issue in the second quarter. We were just not able to drive sufficient traffic to cycle against the record results from the second quarter of last year. Therefore, total sales for the quarter were up 1.2% to $650 million with comparable sales and negative 2.6% versus comparable sales up 5.6% last year.

To put these figures into perspective, the Chico’s brand faced a significant challenge up against a strong second quarter on comparable sales in 2012. In the end, Chico’s was not able to overcome the record spring 2012 results driven by color, print and pattern. Also, with the benefit of hindsight in the second quarter, White House | Black Market flowed too much color too frequently for the season. I would like to point out that we have returned to a more normal color cadence and color palette in our fall assortment, which, by the way, we are very excited about and we believe our customers will be excited about this too.

Boston Proper sales were down about 9% for the quarter and although better than the first-quarter run rate, the second quarter’s performance was still not up to our expectations. By contrast, Soma continues to perform well. We saw continued momentum at Soma Intimates building upon the strength of its new Stunning Support bra, which helped us overcome the challenging traffic to drive mid-single digit comparable sales increases.

As many of you noted from visiting our stores and viewing us online, we aggressively cleared inventories the second quarter. While this activity impacted our margins, the outcome was strong cash flow generation. We delivered $80 million in operating cash flow and were able to reinvest those dollars to fund future growth initiatives and return approximately $34 million to shareholders through our dividend and repurchase programs. We will continue to enhance shareholder value through these and other initiatives.

As we transition into fall, we are now in the fourth week of the third quarter as reported on our unaudited daily sales flash through yesterday. Our quarter-to-date Company sales totals are up 4.9%. These results are on top of a prior-year quarter-to-date comparable sales up 10% and total sales increases of 20%, which included the incremental impact of Boston Proper.

Before I turn the call over to Pam, I would like to state that absolutely nothing in these results diminishes our confidence in our portfolio of brands, our ability to continue to deliver value to our shareholders or our commitment to our long-term growth plan. A component of this plan is our omni-channel strategy, which we are very pleased with our progress. I will be back after Pam’s update to provide more information on this initiative. In the meantime, here’s Pam.

Pam Knous - Chico’s FAS, Inc. - EVP & CFO

Thanks, Dave and good morning, everyone. Net sales were $650 million in quarter two, an increase of 1.2% compared to 2012. Earnings per share were $0.27 per share versus last year’s record $0.32 per share. As Dave just said, traffic was our issue in quarter two. In a highly promotional and challenging environment, comparable sales results was a negative 2.6% on top of a positive 5.6% last year and a positive 12.8% in 2011.

As you probably recall, in quarter two, the Chico’s brand was cycling its first full quarter of the So Slimming jean launch, as well as last year’s exceptionally strong color and pattern trend. The Chico’s Soma combined comparable sales were up 7.2% last year on top of up 11.9% in 2011. So even with the expansion of our So Slimming technologies into tank tops and more bottoms, Chico’s sales declined primarily as a result of lower traffic and the cycling of the record sales performance last year.

White House | Black Market delivered its first negative comp in 17 quarters, cycling comparable sales of up 2.3% last year and up 14.9% in 2011. An overdelivery of color in the second quarter did not resonate well with customers, which added to challenging mall traffic. The good news, we have already adjusted color flows with our fall deliveries.

Somas new Stunning Support bra is looking very promising. We are so pleased with the results from its May launch, which drove a mid-single digit comp on top of a double-digit comp last year, as well as record sales and gross margin dollars this quarter.

Boston Proper sales decreased in the second quarter by 9%. Although below plan, this was an improvement from our run rate in the first quarter. Boston Proper eliminated an unproductive catalog this quarter as it fine-tuned its promotional calendar to match its future store merchandising cadence. Also, as we commented in the first quarter, we are not cycling markdown units from last year and I am pleased to say that we have started to deliver the related gross margin improvement.

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AUGUST 28, 2013 / 12:30PM GMT, CHS - Q2 2013 Chico’s FAS, Inc. Sales and Earnings Conference Call

Boston Proper’s initial two stores, which opened in the first quarter, are continuing to perform above expectations. Last week, we opened our third Boston Proper store in downtown Naples and our fourth Boston Proper store will open next month at St. Armands Circle in Sarasota. These four stores are allowing us to test store sizes, location types and adjacencies, among other things.

Gross margin in the quarter was 54.8%, 160 basis points below last year as we moved aggressively to sell through our seasonal inventories. Note that we were cycling strong full-price selling from last year and the highest second-quarter gross margin rate in five years. At quarter-end, in-store inventory per selling square foot decreased by 1.4% on top of last year’s 6.8% decrease. Excluding the shift from last year’s 53rd week, total inventories increased approximately 2.1% at quarter-end, in line with planned sales levels as we start the fall season, which includes 112 net new stores since this time last year.

SG&A in the quarter was 44.0%, up 100 basis points to last year, primarily due to the deleverage of occupancy and marketing expenses and the investments in our strategic initiatives, which approximated 20 basis points of the increase. We were pleased with the total Company effort in this difficult sales environment to manage our expense dollars to less than a 4% increase, which also included a true-up of incentive compensation.

Our new store growth continues to be a key element of our omni-channel strategy as our increased square footage provides customers the ability to touch and feel our fashion, as well as experience our Most Amazing Personal Service. We opened 33 new stores this quarter for a total of 112 net new stores compared to last year and we are on pace to open 135 to 140 new stores in 2013, including four Boston Proper stores and three Canadian stores for White House | Black Market. Our new stores continue to perform well.

As we reach the halfway point in the year, we are pleased with the progress on our strategic initiatives. Capital expenditures totaled $37 million in the quarter, primarily for store growth initiatives. We are on track to spend approximately $140 million in capital expenditures in 2013, including improvements in the omni-channel experience, new store growth, opening our first Canadian stores and [assessing] our first Boston Proper stores. We remain positive about our path forward and confident in our investments.

For the second half, we faced challenging comparisons. We are up against a 9.9% comparable sales increase in the third quarter last year, our strongest result in 2012, which represented one of our best transitions from spring to fall in many years. Quarter three in 2012 was driven by the strength of Chico’s So Slimming and White House | Black Market’s Work Kit, which actualized into gross margin improvement last year of 120 basis points.

Looking forward to our fall assortments, our merchants and designers have developed product that truly demonstrates each brand’s unique fashion aesthetic. For example, for Chico’s, the jacket is again an important wardrobe and category in which we excel and we have some great jackets in our lineup, along with an expanded 9 to Fabulous assortment. Also, we hope you check out Chico’s first online exclusive shoes offering.

White House | Black Market’s focus for fall features bold black-and-white graphics with additional styles and depth in the Instantly Slimming dress, which is performing exceptionally well. Soma has added fall TV to further market our successful spring launch of the Stunning Support bra. And Boston Proper has elevated the design of its fall merchandise and catalog visuals to better highlight its unique merchandise through a less dense, but more impactful presentation.

The fall merchandise features shine and texture to enhance a neutral color palette, which we believe will resonate with our customer. We now recognize that with the extent of changes at Boston Proper, including the brand realignment and the focus on preparing to launch 15 to 20 Boston Proper stores in 2014, Boston Proper sales could remain challenged in the second half.

As regards third-quarter ending inventory levels, we will own more holiday merchandise in the third quarter this year as a result of the 53rd week calendar shift and the timing of Thanksgiving and Christmas. This calendar shift will result in an approximate double-digit percentage increase in total inventory dollars year-over-year at the end of the third quarter, which will also include approximately 115 to 120 net new stores. We plan for inventories to return to a more normal pattern and to increase in line with sales at year-end.

In the fourth quarter, we will be cycling a 3.7% comparable sales increase and a 90 basis point improvement in gross margin. We have planned a number of exciting and unique merchandising initiatives, along with enhanced gifting, supported by both new Web functionality and capabilities of our automated DC, which we expect to provide strong customer interest this holiday season.

Despite ongoing soft traffic, it is our job to stay focused on our customers and to execute to our plans. As we look to the second half of 2013, that is what we are doing and absent other macro factors, we believe our merchandise strategies will improve our sales trends. With that, I turn it back to Dave.

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AUGUST 28, 2013 / 12:30PM GMT, CHS - Q2 2013 Chico’s FAS, Inc. Sales and Earnings Conference Call

Dave Dyer - Chico’s FAS, Inc. - President & CEO

Great, thanks, Pam. As many of you know, we have taken an opportunity in recent calls to discuss the specific aspects of our strategic plan that we believe will lead to future growth and success. On today’s call, I would like to take a few minutes to discuss a strategic imperative that has become a buzzword across a range of industries these days. I am referring to that ubiquitous O word, omni-channel. Buzzword or not, there is no question in my mind that omni-channel will be a crucial component of retail success over the coming years.

Piecing together the omni-channel puzzle will be essential for brands to forge lasting connections with their customers. Personally, I need no convincing. No omni-channel for dummies manual here. To appreciate the importance of linking merchandising, messaging and marketing across all channels, be they front line, online, off-line or what other lines technology will throw our way. Not to date myself, but opening and operating new channels and making sure they are aligned is something I have spent a lot of time thinking about for a good decade and a half, if not more. When I became CEO of Lands End way back in 1998, it was clear to me and my forward-looking management team that e-commerce in general and multichannel in particular was a hurricane force to be reckoned with. We needed to make sure that our creative, marketing and merchant teams were multichannel lingual.

We needed to make sure our brand identity and voice were the same no matter which channel and we needed to make sure we just didn’t follow the curve of fast-moving technology, but to stay at or near the forefront of that curve. Today, we and other retailers are facing a more complicated mosaic, how to seamlessly weave together the customer experience, brand identity and social community and put all the puzzle pieces together in stores and websites, in mobile platforms, online community hubs, new technology, new in-store technologies and more. These are all questions and opportunities we address continuously at the Company today both at our campus in Fort Myers and in the field.

Back in early May of this year, we brought our store managers together for meetings in Orlando and one of the highlights was an inspiring video that we produced on the future customer experience. We also showed this video to many of you at our distribution center tour in June. This video was entitled The Shopping Experience of the Future. It showed a vision of the not-so-distant road ahead, how the customer experience could and should smoothly extend from a TV commercial, to a website, to a mobile device, to a styling appointment in a boutique, to an online product rating, to a conversation on Facebook. Science fiction? Well, maybe so 10 years ago, but not anymore. Our team totally got it.

Now onto our first-quarter call, you can remember I shared the strides we have made in a very important piece of the omni-channel puzzle, social media, how our investments in social are now bearing fruit. Well, over a million Facebook fans, up 300% in the past year. YouTube videos have been viewed well over 2 million times and counting. How we are infusing our Facebook pages with contests, games, promotion, live chats with our heads of store and brand presidents, you name it.

I said how pleased we were with our performance in this area. Well, it turns out we are not the only one excited about our efforts in social and beyond. Since that call just last month, a leading digital think tank, L2, based in New York came out with its annual assessment of specialty retailers. It rated us in terms of what the think tank calls their brands digital IQ index. Among factors that go into the ratings, progress on the mobile front, how well a website delivers on customer service, navigation, checkout and other features. The two brands of ours that L2 rated, Chico’s and White House | Black Market, both achieved gifted ratings from L2. White House in particular was ranked number 8 out of the 71 retailers that L2 studied, with Chico’s only 12 slots behind. Just remarkable progress. And only one reason among the many that we are feeling so good about our omni-channel efforts.

A list of enhancements we have made is long and diverse. All of our websites now carry ratings and reviews. We have optimized our store locator. We offer 24/7 live customer service, which I was surprised to learn is offered by only 10% of the retailers today. The same goes for live chat, which only 28% offer and product videos, only 27% offer. Our loyalty programs afford industry-leading customer capture rates at over 90%, which allows us to track the performance of many of our online marketing programs across channels.

Most recently, our new Boston Proper stores, we have taken further steps to seamlessly connect store and online with dazzling technology tables in every dressing room area. Here, customers and associates can easily shop the brand’s entire online collection providing endless aisles of size and color options, as well as styles not available in the boutique and providing stylish access to recommendations and wardrobe options to further personalize the shopping experience. The results to date have far outstripped our expectations. So stay tuned for further developments in mobile, gifting and new product categories that may be offered in certain channels, but marketed via all of them.

To wrap it up, while our recent results do not meet our expectations, there is a number of indicators that give us confidence in our strategic initiatives, which we believe position us for strong growth over the long-term, including on growing square footage growth at a high single digit rate, omni-channel growth just as I outlined, Soma’s continued momentum, store growth for Boston Proper, continued international expansion with our first White House | Black Market Canadian stores opening in the third quarter and revolutionary merchandise innovations across all brands. We continue to be motivated by our customers every day and by our future growth prospects. We look forward to updating you on our progress ahead and with that, I am going to turn it back over to Todd.

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AUGUST 28, 2013 / 12:30PM GMT, CHS - Q2 2013 Chico’s FAS, Inc. Sales and Earnings Conference Call

Todd Vogensen - Chico’s FAS, Inc. - VP, IR

All right, thank you, Dave. So that concludes our prepared comments. At this time, we would be happy to take your questions. In the interest of time and consideration to others, please limit yourself to one question and with that, I will turn the call back over to Denise.

QUESTION AND ANSWER

Operator

(Operator Instructions). Neely Tamminga, Piper Jaffray.

Neely Tamminga - Piper Jaffray - Analyst

Great, thank you, good morning. Hey, Dave, I was just wondering if we can talk just a little bit about White House. It sounds like there has been a course correction here, some color flows. Just wondering if you are able to share a little bit as it relates to the late August, September kind of early build, the natural build of the business and how you are feeling about it heading into Q3, Q4? And then any changes related to your long-term view of the growth and if you could weave in a little bit — I love that you talked about omni-channel and what that means for your business. What does that mean specifically for White House and does that impact the longer-term view of the store count for White House over time? Just if you could give us a little bit of insights on the digital front there, that would be helpful. Thank you.

Dave Dyer - Chico’s FAS, Inc. - President & CEO

Somehow you managed to weave about 85 questions into one, but we will do our best. White House just had too much color too consistently in the second quarter and I think that if you go back and look at our history, what we have done is we have kind of come in and had a cleansing palette. It is almost like sorbet between courses. We would have color and then we would go back to really a black-and-white delivery to kind of clean it up and to let things kind of get back to normal and to really sell down in that other color.

We brought in color consecutively in consecutive deliveries and changed color and I think that we had one of the reds or pinks we felt like that we repeated too quickly. So when we went back and looked at it, we really did realize that that color cadence and the amount of color that we brought in in such a short amount of time was a problem. So we have corrected that. You will see the sorbet course as we go forward and we will be cleansing our palette of color as we have done previously and we believe that that will get us back to where we have always been.

Also, in White House, we are going to continue to make sure that our affordable couture and unique product position is enhanced. Perhaps some of the really exciting items that we always put in, the very difficult ones, we didn’t have enough of that balance in our assortment. So we have corrected that going forward. And now the other questions —.

Todd Vogensen - Chico’s FAS, Inc. - VP, IR

Omni-channel.

Dave Dyer - Chico’s FAS, Inc. - President & CEO

Omni-channel for White House? Well, White House has kind of led in omni-channel. I think when you look at social media, they have been one of the strongest in social media and integrating that in. They have a very strong direct-to-consumer piece, which is kind of seamless in the store and while Boston Proper, being our smallest division, has been the most experimental with these tech tables in the fitting rooms, I think you will see the other brands, as we get the technology stabilized, following soon behind. It requires, in some places, a different fitting room setup that we will introduce in the new stores, but I think that we are making very, very good progress.

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AUGUST 28, 2013 / 12:30PM GMT, CHS - Q2 2013 Chico’s FAS, Inc. Sales and Earnings Conference Call

I mean we are working on the iPad to optimize tablets, our new POS system, which is being introduced in our Canadian stores and then starting to roll out — tested and rolled out next spring. We will certainly allow for mobile technology pads, tablets, anything that we want to throw at it with technology. So there is just a lot of things coming down the road and we are trying to seamlessly integrate all these channels. Honestly, we don’t care where we get a sale or where the sale is initiated or generated or filled from. If you do a locate in-store, it’s a store credit even though it is shipped from DCC. It just doesn’t matter to us. We look at it seamlessly as one big channel and we just want to do the best that we can to serve the customer whenever, however and wherever she wants to be served.

Todd Vogensen - Chico’s FAS, Inc. - VP, IR

Perfect.

Operator

Liz Dunn, Macquarie.

Liz Dunn - Macquarie Research - Analyst

Hi, good morning. I was wondering if you could add some color to just your comments about the quarter-to-date? Is that improvement more driven by traffic or other factors and is it consistent across the brands?

Dave Dyer - Chico’s FAS, Inc. - President & CEO

I would say the improvement is consistent across the brands. I would say the traffic still remains a challenge and I think that we are working hard to live within the traffic environment that we have been dealt. I mean we are playing the hand that we are dealt and dealt well. The one thing that I think is an interesting point in all of this again, our conversion is at an all-time high. When the customer comes in the store, we convert her to sales. So we just need more coming into the stores and I think that since the environment is such that it is not producing natural traffic, we just have to work harder to produce our own.

Liz Dunn - Macquarie Research - Analyst

Is there anything you are doing on the marketing front to improve the traffic trends?

Dave Dyer - Chico’s FAS, Inc. - President & CEO

Yes.

Liz Dunn - Macquarie Research - Analyst

Can you talk about it?

Dave Dyer - Chico’s FAS, Inc. - President & CEO

I think that a lot of the things that we are doing in terms of looking at promotions, offers, the way that we are doing our online marketing, the targeting that we are doing, things that we are doing in prospecting, certainly our television commercials, which I think that you have just seen launched for Chico’s, White House —

Todd Vogensen - Chico’s FAS, Inc. - VP, IR

Not yet.

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AUGUST 28, 2013 / 12:30PM GMT, CHS - Q2 2013 Chico’s FAS, Inc. Sales and Earnings Conference Call

Dave Dyer - Chico’s FAS, Inc. - President & CEO

— is not quite yet. You will see new television commercials coming out in White House. So there’s a lot of things that we are doing. And these television commercials for White House will be more item-specific too. So rather than just drive brand awareness, we are going to drive product sales. So we think that there’s — we need to create reasons to buy and reasons to come into our stores to shop and that is what we are working on.

Todd Vogensen - Chico’s FAS, Inc. - VP, IR

Great. Thanks, Liz.

Operator

Pamela Quintiliano, SunTrust.

Pamela Quintiliano - SunTrust Robinson Humphrey - Analyst

Great, thanks so much for taking my call. I just had a few questions, one very quick one. Any difference between on versus off-mall locations and performance throughout the quarter? And if you could also, and I apologize if I missed this, but just talk about the progression of comps throughout the quarter. And then a very broad-based question, but why do you think it is she is not shopping? Because with your customer, one would think the housing market improving, the stock market improving, she would feel somewhat better, but what do you think it is that she is just not inspired to actually go to the stores?

Dave Dyer - Chico’s FAS, Inc. - President & CEO

Well, let me just say that all boats seem to be rising and lowering with the tide. We haven’t noticed any difference geographically or in off-mall or on-mall. It is all very consistent across. And it is also consistent across brand when we look at traffic. So I think that there is a traffic issue, but obviously there are going to be winners and losers in this scenario. We just want to win. And that is what we are working hard to do.

I will tell you that, yes, you are right, that normally when the market has performed as well as it is, certainly for our customer, you may expect more. But I can tell you personally, I own auto dealers and we are selling more autos than we have ever sold in years. So perhaps as I have read, she is spending more money on larger purchases at this time. And so what our job really is when it comes down to apparel is just to get our unfair share of apparel sales and that is what we are working hard to do.

Pamela Quintiliano - SunTrust Robinson Humphrey - Analyst

And you were able to tweak some of the product that was working in 2Q and chase that?

Dave Dyer - Chico’s FAS, Inc. - President & CEO

Absolutely. We are going back and looking and making tweaks and reacting as quickly as we can and perhaps reacting a lot quicker than we would have in the past just because we think that we can make changes and we would like to be nimble at times like this.

Todd Vogensen - Chico’s FAS, Inc. - VP, IR

Great, thanks, Pam.

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AUGUST 28, 2013 / 12:30PM GMT, CHS - Q2 2013 Chico’s FAS, Inc. Sales and Earnings Conference Call

Operator

Susan Anderson, FBR.

Susan Anderson - FBR Capital Markets - Analyst

Good morning, everyone. I was wondering if you could maybe talk about the promotional and competitive environment, I guess, year-to-date so far in this quarter versus what you saw in the second quarter and then maybe your expectations for the back half of the year?

Dave Dyer - Chico’s FAS, Inc. - President & CEO

Well, I think it has been a promotional environment out there and I think that that has been caused largely by people trying to move inventories. That is one of the things that I believe firmly on is in the way that we control and manage our inventories. As a matter of fact, that is one of the reasons that we have kind of an unusual structure where the inventory areas report directly into finance. I see that as one of our biggest assets that needs to be managed without — what would I say — what needs to be managed realistically and without the hope that sometimes may appear from a merchant’s perspective. It needs to be counterbalanced with sound financial disciplines. And that is the way we manage it.

And yes, as soon as we saw that we weren’t making our plan, we got very aggressive on taking a look at our inventory and I think a testament of that is the way we ended the second quarter and as we enter the first quarter. I mean we are entering with very, very clean inventories, which positions us well for the future. Now others may or may not be in the same condition and depending on how their inventories are will depend on how promotional the environment will be. And if traffic continues the way it is, I would expect that it will be very promotional for the rest of the year.

Susan Anderson - FBR Capital Markets - Analyst

Great. That is really helpful. And just a clarification on your comments on the White House | Black Market product and too much color. So do you think that you’ve kind of life-cycled through that and now you have fixed the issue for the back half now?

Dave Dyer - Chico’s FAS, Inc. - President & CEO

The answer is yes.

Susan Anderson - FBR Capital Markets - Analyst

Okay, perfect. Thank you.

Dave Dyer - Chico’s FAS, Inc. - President & CEO

I’ve reviewed all the assortments, obviously through holiday, very recently and I think that our assortments brand for brand look very, very good. So I don’t think that we have assortment problems going into holiday at all from my recent reviews.

Operator

Adrienne Tennant, Janney Capital.

Adrienne Tennant - Janney Montgomery Scott - Analyst

Good morning, everybody. So my first question — actually my question is can you talk about the spread between total sales growth and approximately the 8.8%, I believe it was, square footage growth less comp and basically the sort of implied non-comp productivity. Is that largely due to a shift in the store opening mix towards Soma? And then my follow-up is just for Pam. On SG&A dollar growth for the back half, should we expect it to still be dollar slightly up year-on-year? Thank you.

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AUGUST 28, 2013 / 12:30PM GMT, CHS - Q2 2013 Chico’s FAS, Inc. Sales and Earnings Conference Call

Todd Vogensen - Chico’s FAS, Inc. - VP, IR

Yes, in terms of new stores. There is a lot that goes into it. Certainly part of it is mix between the brands and yes, you are seeing relatively more Soma openings versus last year. There is also a little bit of timing of when those stores are opening. I think really probably the best takeaway is, as we are looking at it, we are happy with the rate of sales that our new stores are generating and continue to be pleased with our new stores.

Liz Pierce - Ascendant Capital Markets - Analyst

Okay, great.

Pam Knous - Chico’s FAS, Inc. - EVP & CFO

And then on the SG&A, yes, we would - we are managing our expenses. Dave has inserted a very cost-conscious environment here. We are planning to control what we can control, so we are monitoring our expenses very closely as we look to the back half. We were up about 4% in the second quarter and in a very difficult sales environment. So that probably is a pretty good indicator of where we might be in the back half.

Adrienne Tennant - Janney Montgomery Scott - Analyst

Okay, thank you very much.

Dave Dyer - Chico’s FAS, Inc. - President & CEO

Yes, we are really focusing on controlling the controllables and that is we can control certainly our inventory, our expense and we can control our marketing and our product assortment. I can’t control the economy in general, but what we can control, we are all over.

Adrienne Tennant - Janney Montgomery Scott - Analyst

Thanks. Best of luck.

Operator

Anna Andreeva, Oppenheimer.

Anna Andreeva - Oppenheimer & Co. - Analyst

Great, thanks so much. Good morning, guys. Just to follow up on the monthly cadence during the quarter, I guess it seems to imply the trends slowed as the quarter progressed, which I guess is what we heard from other retailers as well, but should we think July was the weakest month of the quarter and what are today’s comps? Running flattish? And then to Pam, can you maybe break out the DC automation cost drag in your gross margin and should that continue into the back half? Thanks.

Todd Vogensen - Chico’s FAS, Inc. - VP, IR

Yes, I would say in terms of the monthly cadence, when we released earnings last quarter, we said that our total sales were running up 1% and we ended the quarter up 1%. So I think that tells you that relatively consistent across the course of the quarter.

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AUGUST 28, 2013 / 12:30PM GMT, CHS - Q2 2013 Chico’s FAS, Inc. Sales and Earnings Conference Call

Pam Knous - Chico’s FAS, Inc. - EVP & CFO

And as far as our DC automation, we did quantify the total investment that we had in that facility. It was in the $30 million range and that was something that was say fully implemented by third quarter of last year and as we have shared, we believe that those investments position us well for say the next five years. So we have added a lot to our capacity. That is relatively new technology. We are continuing to fine-tune it and what we said last quarter is we would anticipate that there would be a cost or an unfavorable comparison year-over-year for all of 2013 as we fine-tune that investment, but we would expect that the benefits that we had planned for will start to materialize in 2014.

Todd Vogensen - Chico’s FAS, Inc. - VP, IR

Great, thank you, Anna.

Operator

Paul Lejuez, Wells Fargo.

Unidentified Participant

Hey, this is Tracy filling in for Paul. Just a follow-up on the last question about the cadence of comps during the quarter. Was there any fall-off, I’m just curious, within the brands because it seems like White House | Black Market had been doing relatively well? And I was just wondering if that color issue was an issue more in July versus earlier in the quarter?

Todd Vogensen - Chico’s FAS, Inc. - VP, IR

Really the two great colors for the quarter were the flame red and the espresso brown and those were around for really most of the quarter. So I don’t know if that helps answer your question, but, overall, relative consistent again across the quarter.

Unidentified Participant

And then just another question on the AUC. What were your average unit costs looking like in the quarter and what should we think about for the back half?

Pam Knous - Chico’s FAS, Inc. - EVP & CFO

Yes, actually our team has done a really amazing job managing AUC. As Dave says, this is one of the items we can control. So we have done really a tremendous job on managing that. I will point out that a jean that has So Slimming technology in it or a Perfect Form dress that has that technology in it, those are items that are going to be — have a higher cost than something that doesn’t have that technology in it. But on an apples-to-apples comparison, we have had very, very strong control over AUC.

Unidentified Participant

So you are not seeing significant cost increases; you are managing those away and you’d say that would be similar in the back half?

Pam Knous - Chico’s FAS, Inc. - EVP & CFO

Yes.

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AUGUST 28, 2013 / 12:30PM GMT, CHS - Q2 2013 Chico’s FAS, Inc. Sales and Earnings Conference Call

Unidentified Participant

Thank you.

Operator

Edward Yruma, KeyBanc.

Ed Yruma - KeyBanc Capital Markets - Analyst

Hi, thanks very much. I wanted to drill down a little bit on Boston Proper. I know that last year and kind of earlier this year, you suffered from some integration challenges. I guess just want to drill down a little bit on the weakness and why you expect that weakness to persist through the back half? Is it merchandising or is it still kind of repositioning of the business? Thanks.

Dave Dyer - Chico’s FAS, Inc. - President & CEO

I think it is probably still repositioning of the business and I think also that one of the things that is happening for most direct marketers is their prospecting efforts are becoming harder and harder and more and more expensive. I think that as you take a look and see the acquisition of new customers has been an issue and actually it’s the cost of acquisition of new customers is really the issue.

Response rates that traditionally people would see for prospecting, from what I have seen and heard across the industry, as well as what I have observed internally, are a heck of a lot less than they used to be. So I think that the customer is just getting inundated with media and that is why the whole electronic and the multichannel really is the way to go.

The stores though, I can’t wait to get 100 of them. They have been nothing short of spectacular. They have exceeded our expectations. Their dollars per square foot are well above the Company average in the ones that we have opened so far and we are very, very pleased with their performance. I think just a testament to watch the customers show up to these new store openings is absolutely incredible.

So I think that some of the issues that we are having now will be temporary. And over the next couple of years as we get more and more stores, the recognition for the brand, the reach of the brand, the ability to do different types of marketing such as television, whether it be regional or local, will be a very important part of our strategy.

One of the things we are doing with opening their stores is rather than trying to open them coast-to-coast, border-to-border like we did with Soma, 70 stores coast-to-coast border-to-border, we are really trying to go in and concentrate in areas where we can build a mass of stores like Southeast/Southwest Florida and then we are going to obviously go into the Texas areas and we will go into Arizona. So we are going to go in with multiple store so we can get the efficiency of our marketing and media dollars.

Ed Yruma - KeyBanc Capital Markets - Analyst

Great, thank you.

Operator

Dana Telsey, Telsey Advisory Group.

Dana Telsey - Telsey Advisory Group - Analyst

Good morning, everyone. As you think of the three brands, and you have had key items in each of the brands, what is the next iteration and how do you see pricing evolving in this more competitive environment? Does it adjust the margin structure? Thank you.

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AUGUST 28, 2013 / 12:30PM GMT, CHS - Q2 2013 Chico’s FAS, Inc. Sales and Earnings Conference Call

Dave Dyer - Chico’s FAS, Inc. - President & CEO

Well, I think that both things need to happen. Key items have been very important to us. When you look at the So Slimming technology that we have, when we first introduced that So Slimming jean, it was nothing sort of incredible and we have had similar results as we have put that technology into other products. I mean there will be other things that will be coming down the pike just as that one kind of came out of the blue. I am sure we will find other products that we can drive equally well.

So Slimming or that slimming technology has also worked very, very well in White House | Black Market with their Instantly Slimming dress, which they have sold amazingly well. Their Perfect Form pants, while not having any slimming technology in it, just the way that that fabric functions and feels performs some of the same ideas. So we are constantly looking for items, but it is not only — our business has never been one that is predominantly driven by big items like others. It could be an important part of our mix, but we still are a collections business. We sell outfits, we provide service, we sell head to toe, shoes to the necklace and every part in between, under and over. So that really is what we are all about.

And I think that we need to continue to build uniqueness and breadth in our assortments, as well as have some of the big predictable items that can — those are the ones that are serving as the traffic generators that are getting people in our stores. If we can get them in for one of the big items then we have the opportunity to show them how terrific they are going to look in a complete outfit.

Dana Telsey - Telsey Advisory Group - Analyst

Has the competitive environment changed for any of the items and has it changed online or in retail stores from what you see?

Dave Dyer - Chico’s FAS, Inc. - President & CEO

Competitive environment, no, I don’t think — I mean in terms of the amount of competitors in our space, the answer is no. I think, if anything, it has just gotten more promotional and that is really the thing. To go back to your other question though too, what I was going to say is we also had shoes that we are adding across both brands. We have got Black Label in Chico’s. We’ve added golf in Chico’s, which is going to be rolled out to quite a few stores and we have done 9 to Fabulous, which is workwear in Chico’s. So we are going out and doing product innovation, new classifications, new items, new ways to entice her to come in and shop.

Todd Vogensen - Chico’s FAS, Inc. - VP, IR

Great, thank you, Dana.

Operator

Betty Chen, Wedbush Securities.

Betty Chen - Wedbush Securities - Analyst

Thank you, good morning, everyone. I was wondering, Dave or Pam, could you talk a little bit — it sounds like clearly we are going to continue to see investments behind marketing with White House returning back to TV. What does that mean in terms of marketing dollars? Is that going to be moving up year-over-year and should we anticipate that you could have more [cadence] on TV this year as an effort to drive more traffic to the stores?

And then separately, in terms of So Slimming, clearly, we are still lapping a huge So Slimming business a year ago, but any new learnings from that launch into tops in the first half that could be helpful into the second half? Thanks.

Dave Dyer - Chico’s FAS, Inc. - President & CEO

Well, in terms of marketing dollars, we are not — we are not increasing the marketing dollars. We are spending them more wisely and we are spending them differently. We look at it now in a mix, a traditional mix that we had, which was heavily relied on print is now we have not only television, but we have e-com and we have the online marketing, the digital advertising and we have social media. And we are looking at a balanced marketing budget. Our marketing is kind of growing as our sales grow. So we are not looking really to increase the percent of sales anymore than we have.

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AUGUST 28, 2013 / 12:30PM GMT, CHS - Q2 2013 Chico’s FAS, Inc. Sales and Earnings Conference Call

However, if we get a — at this outset, we say if we can get a great idea or a great product, I may invest in it. That is just one of the things that we will do. Our Company is in a position that we can invest in things that we believe are going to provide really adequate return. And then there was another part to that question too.

Todd Vogensen - Chico’s FAS, Inc. - VP, IR

Any learnings from So Slimming in the first half as we go into second half?

Dave Dyer - Chico’s FAS, Inc. - President & CEO

Any learnings from So Slimming in first half? Well, we just came up against such a very strong launch from the previous year. Our launch was just absolutely unbelievable the previous year and we are up against it. And perhaps — I don’t know what to say. I wish that maybe I would’ve introduced maybe some other products a little earlier in the season or gotten behind them in marketing a little better, but overall I’m pretty happy with the assortment.

Todd Vogensen - Chico’s FAS, Inc. - VP, IR

And we do have more expansion in So Slimming coming.

Dave Dyer - Chico’s FAS, Inc. - President & CEO

Well, that’s true. You see it right now. You see it in skirts that we have added. We see it in some tops and dresses.

Pam Knous - Chico’s FAS, Inc. - EVP & CFO

Boston Proper has brought it into jeans and things, so really —.

Dave Dyer - Chico’s FAS, Inc. - President & CEO

We have got a lot of technology working in the brands that I wish maybe we would have had a little bit more a little earlier, but the development cycle takes a while to get it right.

Todd Vogensen - Chico’s FAS, Inc. - VP, IR

Thanks, Betty.

Operator

Lorraine Hutchinson, Bank of America-Merrill Lynch.

Unidentified Participant

Hi, thanks. It’s Paul for Lorraine. Can you give us a little bit more on SG&A? With SG&A up for the second half at a similar rate as second quarter and knowing that you are investing in your strategic initiatives and marketing is going to be flattish, what are the buckets of spending where you can cut or are cutting and if trends decelerate further, where do you have the most flexibility to cut more? Would you slow the pace of strategic investments at all or would you consider pulling back on the pace of store expansion or actually making — having marketing go down? Thank you.

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AUGUST 28, 2013 / 12:30PM GMT, CHS - Q2 2013 Chico’s FAS, Inc. Sales and Earnings Conference Call

Pam Knous - Chico’s FAS, Inc. - EVP & CFO

We are firmly committed to our strategies for long-term growth, so absolutely not. We would not be cutting down on our strategic investments. Nor, at this point, would we be making any reduction in our new store count. As we have talked about, our new stores are performing well. We feel very — we are very pleased that we are a brand — portfolio of brands where we have the ability to grow square footage by approximately 8% or better per year and there is nothing in these one-quarter results that would cause us to think any different about our capacity for new store growth.

Dave Dyer - Chico’s FAS, Inc. - President & CEO

And I will remind you we have no debt, $300 million in cash or something like that. So we have the ability, as long as we think we are going to get the right return and we do, we measure a return on net assets and we are very aware of that and as long as we think we can get the right return, we will continue to invest.

Todd Vogensen - Chico’s FAS, Inc. - VP, IR

Okay, thanks, Paul.

Operator

Kimberly Greenberger, Morgan Stanley.

Kimberly Greenberger - Morgan Stanley - Analyst

Great, thanks, Dave. I am wondering if you can talk about other categories that you think your consumer might be spending on right now. You mentioned auto sales, but I don’t know if you’ve done any customer research or if you have any anecdotal information that you can share with us. And then if you could just remind me, what did you say your comp so far here in August is running and is this your toughest comparison of third quarter? Thanks.

Dave Dyer - Chico’s FAS, Inc. - President & CEO

Yes, it is our toughest comparative of third quarter. Our comp is positive, but we are not doing it specifically. We are releasing the total sales, which we said was 4.9%. And anecdotally, I mean I just said we are selling a lot of Chevrolets. I watch the auto industry pretty well and when I say we, it means that my kids’ auto dealers are selling lots of Chevrolets, Mazdas and Subarus.

And then, anecdotally, if you look at Home Depot and Lowe’s and those type of things and you see what is happening with homebuilding and with home remodeling, I just think that perhaps some of the customers are spending on more major purchases right now and I think this too will pass. She can’t wait too long before she needs a new outfit. So I am always very optimistic and appreciative of our customer’s ability to need more clothing.

Pam Knous - Chico’s FAS, Inc. - EVP & CFO

We agree with that.

Operator

Liz Pierce, Ascendent Capital Markets.

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AUGUST 28, 2013 / 12:30PM GMT, CHS - Q2 2013 Chico’s FAS, Inc. Sales and Earnings Conference Call

Liz Pierce - Ascendant Capital Markets - Analyst

Thanks, good morning. Dave, you kind of addressed this on (inaudible) question, but, at Chico’s, it seems like the collection kind of mentality is kind of dominating the store with the 9 to 5, So Slimming, Zenergy, etc. And I was wondering particularly on the pant side, on the bottom side, after talking to some of the associates and myself just trying to understand all the different bottoms and some of the out-of-stocks, has it been overassorted or sometimes too confusing for the customer?

Dave Dyer - Chico’s FAS, Inc. - President & CEO

I don’t know that it has been over-assorting. Perhaps at point-of-sale we haven’t really expressed it as well as we should have. I think if you noticed, certainly in Chico’s, the new jeans display that we did where we tried to go in and show all the different types of jeans and explain them better on the table. I think that we are much more aware of how we present them in the stores and perhaps we didn’t do that as well as we should have in the spring, but I think that we have made that correction for fall. But I don’t really think we are over-assorted. Obviously, the customer acceptance or unacceptance of a product is the biggest marketing we — marketing research we have. If they don’t buy it, we discontinue it. If they buy it, we buy more. So I think that what we have is working. Our bottoms business is very, very strong across all brands.

Liz Pierce - Ascendant Capital Markets - Analyst

And so do you think that the — I mean I would agree with you. I think it is that the signage perhaps maybe needs to be a little bit more focused in explaining some of the benefits because I have found associates that couldn’t actually point out and didn’t understand some of the product differences.

Dave Dyer - Chico’s FAS, Inc. - President & CEO

Well, that is a problem and is really more of a training issue than an assortment issue and I appreciate your comments on that. And I am sure Cindy and I will be discussing that rather quickly.

Operator

Marni Shapiro, The Retail Tracker.

Marni Shapiro - The Retail Tracker - Analyst

Hey, guys. I have a few quick housekeeping questions for you, if you don’t mind. Can you talk a little bit about UPTs? Because what I’m trying to understand is you said conversion was very good and I’m wondering if while she is not in frequently, if she didn’t buy spring late given the weather and is taking a breather before she starts, during the summer, during the second quarter was taking a breather before she was ready to buy the next quarter, when she came in and purchased, was the UPT up as she was buying?

Pam Knous - Chico’s FAS, Inc. - EVP & CFO

The UPT was fairly consistent quarter-over-quarter.

Marni Shapiro - The Retail Tracker - Analyst

Okay. And then if I think about the back half of the year and I look past the shift of timing of deliveries in the 53rd week, are you planning inventory to be up or down in the back half on a dollar and unit basis? I just want to clarify that.

Pam Knous - Chico’s FAS, Inc. - EVP & CFO

As of third quarter, we clearly expect it to be up. As we said, it could be up a double-digit percent because of the timing of the receipts related to the holidays.

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AUGUST 28, 2013 / 12:30PM GMT, CHS - Q2 2013 Chico’s FAS, Inc. Sales and Earnings Conference Call

Marni Shapiro - The Retail Tracker - Analyst

(multiple speakers). Right. But if you take out the timing of receipts and you think about it on a store — on a fleet-per-fleet basis for the brand, are you planning to have more inventory overall this fall and holiday or less inventory overall this fall and holiday than last year?

Pam Knous - Chico’s FAS, Inc. - EVP & CFO

We are planning to have the amount of inventory — we are obviously going to have more because we have got a lot more stores, so you can’t just look at the dollar amount. But on a square footage basis, our stores are actually more productive than they have been in the past.

Dave Dyer - Chico’s FAS, Inc. - President & CEO

So on a dollar per square foot, no, we are very comfortable with it. The timing — we have gone from the longest distance between Thanksgiving and Christmas last year to the shortest this year. So it is really — and that 53rd week shift has caused us to have to bring our inventory in a little differently than we did last year. And again, the end-of-the-quarter inventory is just a flash at a moment in time.

Marni Shapiro - The Retail Tracker - Analyst

Right. That is why I am trying to get to, if you are planning this holiday season, given the shorter holiday season and given the trends in traffic, have you planned this holiday season inventory like more conservatively? If you take out all the timing shifts, and I think about it on my store down the street this year for holiday versus my store down the street last year for holiday. Are you going to have less inventory?

Dave Dyer - Chico’s FAS, Inc. - President & CEO

We are planning it in line with our sales forecast.

Marni Shapiro - The Retail Tracker - Analyst

Okay, great. Thanks, guys. Best of luck. I think the product looks fantastic at Chico’s right now, so best of luck.

Dave Dyer - Chico’s FAS, Inc. - President & CEO

Thank you.

Todd Vogensen - Chico’s FAS, Inc. - VP, IR

Thanks, Marni.

Operator

Richard Jaffe, Stifel Nicholas.

Richard Jaffe - Stifel Nicholas - Analyst

Thanks very much, guys and just a follow-up on the outlet initiative and how those stores are doing for each division compared to their full-line or regular-priced brethren. And then the outlook for growth for that business and then the possibility of putting outlet online as well.

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AUGUST 28, 2013 / 12:30PM GMT, CHS - Q2 2013 Chico’s FAS, Inc. Sales and Earnings Conference Call

Todd Vogensen - Chico’s FAS, Inc. - VP, IR

So first, in terms of outlets in general, we don’t tend to break them out, but I would say what Dave said about overall traffic and comp sales across different mall types and geographies probably holds true for outlets as well. There is not a major shift in trend between the two. I would say also nothing that we are seeing right now in the outlet space is impacting any of our plans for growth there. We are continuing to increase made-for-outlet in White House and seeing good success.

Pam Knous - Chico’s FAS, Inc. - EVP & CFO

And outlets are a big part of the new store square footage growth that we have got planned. As we’ve shared with you in the past, outlets is one of the few areas where there is new mall development occurring and we are a preferred tenant. So we are looking to go into those for our team. So I would say to you we do look positively at the outlet business. As far as online, no decision has been made at this time regarding whether or not we would be putting outlets online.

Dave Dyer - Chico’s FAS, Inc. - President & CEO

That is kind of an interesting question. We have debated it internally and right now, we don’t really think that we should do that. We think it may undermine some of the other sales and the outlets are there as an alternative channel and also to provide some relief from our regular stores when they have excess inventory. So I think for right now we are just going to continue to do the online sale and clearance, but not really put up the outlet assortment online for right now.

Richard Jaffe - Stifel Nicholas - Analyst

Okay, thank you.

Operator

Brian Tunick, JPMorgan.

Brian Tunick - JPMorgan Chase - Analyst

Thanks. One longer term and one shorter term. On the long term, can you maybe remind us — you have talked about growing earnings at a mid-teens rate over the longer term. Can you remind us what investments in Boston Proper, launch of Canada and the new DC might be weighing on the 2013 either operating margin or earnings and what can come back next year or two? And then shorter term, I think, Dave, you said traffic is challenging quarter-to-date. White House | Black Market off the bull’s-eye in fashion, Pam reminding us that Q3 gross margin compares are tough. Just wondering if you think about Q3 gross margin pressure, could it be similar to Q2’s 160-ish basis points or could there be any offsets in the quarter? Thanks very much.

Todd Vogensen - Chico’s FAS, Inc. - VP, IR

Yes, Brian, it’s Todd. I will start on the strategic initiatives. So we said for our fixed (inaudible) this year, which are our Boston Proper stores, we are opening our first four. We have our first three international stores with White House | Black Market in Canada and then investments in omni-channel. The combination of those three should be around $5 million of expense and about $20 million in capital this year.

Pam Knous - Chico’s FAS, Inc. - EVP & CFO

And as you think about next year, clearly, we have already talked about 15 to 20 Boston Proper stores for next year and Chico’s will have stores in Canada as well.

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AUGUST 28, 2013 / 12:30PM GMT, CHS - Q2 2013 Chico’s FAS, Inc. Sales and Earnings Conference Call

Dave Dyer - Chico’s FAS, Inc. - President & CEO

And investment in the new POS system next year, which is again a capital expense, but that will then position us to do mobile technology to a greater extent in all of our stores as we roll that out.

Pam Knous - Chico’s FAS, Inc. - EVP & CFO

Right. And you were right, Brian. I did comment that quarter three is going to be a challenging quarter for us. We had very strong performance with that 10% comp and the strong margin that we had and as Dave said, a lot is going to depend on how the promotional environment plays out. We think we have got really great product and we are going to have things that she is going to want to buy, but we are going to have to compete in that marketplace and we will see how the gross margin is going to stack up as we move through the quarter.

Todd Vogensen - Chico’s FAS, Inc. - VP, IR

All right, thanks, Brian and thanks, everyone. So that does conclude our call for this morning. I apologize for those questions that we did not get to today in the hour or so that we were on the call. As always, I am available for any follow-ups necessary. Thank you all for joining us this morning and we appreciate your continuing interest in Chico’s FAS.

Operator

Ladies and gentlemen, the conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.

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